Date: May 14, 2008

AMENDMENT TO MR. ERIK HERLYN'S EMPLOYMENT AGREEMENT DATED JUNE 25, 2007 / EXHIBIT A

On May 14, 2008, the Board of Directors of Manas Petroleum corporation unanimously agreed on raising Mr. Herlyn's annual salary from USD 180,000 to USD 210,000, payable monthly in accordance with the Company's normal payroll practices. The salary increase comes in effect from May 1, 2008 onwards. Conditional to a successful financing, Mr. Herlyn will be reimbursed the difference for the months, February, March and April 2008.

IN WITNESS WHEREOF, with due authorization the parties have executed this Agreement as of the day and year first above written.

THE CORPORATE SEAL OF **MANAS PETROLEUM CORP.**)
was hereunto affixed in the presence of:)

/s/ Peter-Mark Vogel)
Authorized Signatory)

MANAS Petroleum Corp.

SIGNED, SEALED AND DELIVERED)
by **Erik Herlyn**)
in the presence of:)

/s/ Erik Herlyn
ERIK HERLYN

Name)

Address)